Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 9, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the IKON Office Solutions, Inc., Annual Report on Form 10-K for the year ended September 30, 2005.
We also consent to the incorporation by reference in this Registration Statement of our report dated June 15, 2006 relating to the financial statements, which appears in the Annual Report of IKON Office Solutions, Inc. Retirement Savings Plan on Form 11-K for the year ended December 31, 2005.
PricewaterhouseCoopers LLP
Philadelphia, PA
October 5, 2006